Exhibit 10.20

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (the “Agreement”) is effective as of [date], by and between [Cullinan Asset Subsidiary], a Delaware corporation (“Technology Company”), and Cullinan Management, Inc., a Delaware corporation (“Service Company”).

WHEREAS, Service Company agrees to provide or cause to be provided to Technology Company certain services for Technology Company’s business and research and development operations (the “Business”) on the terms set forth in this Agreement, including Appendix A attached hereto.

NOW, THEREFORE, subject to the terms, conditions, covenants and provisions of this Agreement, Technology Company and Service Company each mutually covenant and agree as follows:

ARTICLE I

SERVICES PROVIDED

1.1 Services. Upon the terms and subject to the conditions set forth in this Agreement, Service Company will provide each of those services (hereinafter referred to individually as a “Service”, and collectively as the “Services”) set forth in Appendix A attached hereto (which is incorporated herein and made a part of this Agreement) to Technology Company, as such Services are needed in the reasonable determination of Service Company during the term of this Agreement.

1.2 Personnel. In providing the Services, Service Company may, as it deems necessary or appropriate, (i) use the personnel of Service Company or any affiliate thereof, and (ii) subject to Section 4.6, employ the services of reputable and qualified third parties.

1.3 Level of Services. The Services will be provided and utilized in good faith and in a reasonable manner by the parties hereto.

1.4 Service Company Access. To the extent reasonably required for personnel of Service Company to perform the Services, Technology Company shall provide personnel of Service Company or its affiliates with any reasonably necessary access during normal business hours (to the extent practicable) to its equipment, office space, plants, telecommunications and computer equipment and systems, and any other areas and equipment.

1.5 Contracts. Technology Company hereby appoints Service Company to act as its agent or (sub)contractor with respect to the execution of contracts, agreements and other written arrangements in furtherance of the Services (each a “Contract” and collectively, the “Contracts”) and Service Company hereby accepts such appointment. Service Company shall serve as an agent or (sub)contractor of Technology Company until such time as Technology Company revokes such appointment by written notice to the Service Company. Upon written request from Technology Company, Service Company hereby agrees to, and shall, assign, transfer and convey to Technology Company, now and in the future, all of Service Company’s rights, title and interests in, to and under any Contract to ensure that all such rights, title and interests in, to and under any Contract inure to the benefit of Technology Company. Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not constitute an agreement to assign any Contract if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Technology Company or Service Company thereunder. In such a circumstance, Service Company shall use commercially reasonable efforts to obtain the consent of the other parties to any such Contract for the assignment thereof to Technology Company or an affiliate or third party designated by Technology Company. Unless and until such consent is obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Technology Company thereunder so that Technology Company would not in fact receive all rights under such Contract, Service Company and

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Technology Company will cooperate in an arrangement under which Technology Company would obtain the benefits and assume the obligations thereunder, including subcontracting, sub-licensing, or subleasing to Technology Company, or under which Service Company would enforce, at Technology Company’s expense, for the benefit of Technology Company, with Technology Company assuming at Technology Company’s expense Service Company’s obligations, any and all rights of Service Company against a third party thereto. Service Company will promptly pay to Technology Company when received all monies received by Service Company under any such Contracts, and Technology Company shall pay, defend, discharge and perform all liabilities under such Contracts.

ARTICLE II

COMPENSATION

2.1 Invoices/Payment. At the end of each calendar month during the term hereof, Service Company, and/or its affiliates, will submit a single itemized invoice to Technology Company for all Services provided to Technology Company during the calendar month just ended in accordance with the pricing of such Services set forth on Appendix A. Payment of all undisputed invoiced amounts shall be made by check or electronic funds transmission in U.S. Dollars within sixty (60) days of the invoice date unless otherwise agreed to by the parties. All payments shall be made to the account designated by Service Company. Any undisputed amounts that are not paid when due, at Service Company’s discretion, may bear interest from and after the date on which such invoice first became overdue at an annual rate equal to five percent (5%).

ARTICLE III

CONFIDENTIALITY

3.1 Confidential Information. All information that is disclosed or provided by one party (the “Disclosing Party”) to the other party (the “Recipient”) pursuant to this Agreement, whether in oral, written, graphic, electronic, or any other form, shall be the “Confidential Information” of the Disclosing Party, except that all deliverables or results of Services (including, without limitation, all Inventions (as defined below)), except as provided in Section 4.3, shall be deemed the Confidential Information of Technology Company. Except to the extent expressly authorized by this Agreement or by the Disclosing Party in writing, during the term of this Agreement and for ten (10) years thereafter, the Recipient shall maintain in strict trust and confidence and shall not disclose to any third party or use for any purpose other than as provided for in this Agreement any Confidential Information of the Disclosing Party. Service Company may use Technology Company’s Confidential Information only to the extent required to perform the Services, and for no other purpose. Each Recipient agrees that it shall not use the Disclosing Party’s Confidential Information for any purpose or in any manner that would constitute a violation of applicable laws.

3.2 Exceptions. The obligations of confidentiality and nonuse set forth in Section 3.1 shall not apply to any specific portion of information that the Recipient can demonstrate by competent written proof: (a) is in the public domain or comes into the public domain through no fault of the Recipient; (b) is furnished to the Recipient by a third party rightfully in possession of such information and not subject to a duty of confidentiality with respect thereto; (c) is already known by the Recipient at the time of receiving such Confidential Information from the Disclosing Party as evidenced by the Recipient’s prior written records; or (d) is independently developed by the Recipient without access to the Disclosing Party’s Confidential Information.

3.3 Authorized Disclosure. Notwithstanding the foregoing in this ARTICLE III, the Recipient may disclose certain Confidential Information of the Disclosing Party to the extent such disclosure is required by law or regulation, or pursuant to a valid order of a court or other governmental body having jurisdiction, provided that the Recipient provides the Disclosing Party with reasonable prior

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written notice of such disclosure and reasonable assistance in obtaining a protective order or confidential treatment preventing or limiting the disclosure and/or requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation required, or for which the order was issued.

3.4 Return of Confidential Information. Upon termination of this Agreement, or upon written request of the Disclosing Party, the Recipient shall promptly return to the Disclosing Party or destroy all documents, notes and other tangible materials representing the Disclosing Party’s Confidential Information and all copies thereof; provided, however, that each party may retain a single archival copy of the other party’s Confidential Information for the sole purpose of facilitating compliance with the surviving provisions of this Agreement.

3.5 Injunctive Relief. The parties expressly acknowledge and agree that any breach or threatened breach of ARTICLE III or ARTICLE IV may cause immediate and irreparable harm to the non-breaching party that may not be adequately compensated by damages. Each party therefore agrees that in the event of such breach or threatened breach and in addition to any remedies available at law, the non-breaching party shall have the right to seek equitable and injunctive relief, without bond, in connection with such a breach or threatened breach.

ARTICLE IV

INTELLECTUAL PROPERTY

4.1 Inventions and Assignment. Except as provided in Section 4.2, any materials, data, processes, documents, deliverables, results, information (including Confidential Information), discoveries, inventions, know-how and the like conceived, created, developed or generated by or on behalf of Service Company during the course of, and as a direct result of, performing the Services, whether or not patentable, and all related patent, copyright and other intellectual property rights in any of the foregoing (collectively the “Inventions”) shall be the sole and exclusive property of Technology Company. Service Company hereby assigns, and to the extent it cannot presently assign, agrees to assign and shall use commercially reasonable efforts to obtain the right to assign, to Technology Company all of Service Company’s worldwide right, title and interest in and to such Inventions. Service Company shall assist Technology Company in securing for Technology Company any patents, copyrights or other proprietary rights in such Inventions, and shall take such actions and execute such documents as Technology Company may reasonably request in connection with providing such assistance or otherwise to vest in Technology Company all right, title and interest in and to such Inventions, including without limitation any and all applications, assignments or other instruments. Service Company shall be compensated for all of its reasonable out-of-pocket costs and expenses associated with such requested assistance. To the extent Inventions cannot be assigned to Technology Company under this ARTICLE IV, Service Company hereby grants to Technology Company an exclusive, perpetual, irrevocable, transferable, royalty-free, fully paid-up, worldwide license, with the right to grant sublicenses, under such Inventions for any and all purposes.

4.2 Service Company IP. Any (i) processes or process improvements conceived, created, developed or generated by Service Company related to Service Company’s pre-existing technology that are general in nature and are not unique or specific to [description of Cullinan Asset Subsidiary’s technology] performed for Technology Company, and (ii) pre-existing patents, know-how or other technology or information owned or controlled by Service Company prior to the effective date of this Agreement and that are incorporated into or embodied in any Inventions or deliverables or results provided by Service Company under this Agreement (“Service Company IP”) will be owned by Service Company. For clarity, Service Company IP shall not include any such technology, patents, know-how or information which has been assigned or exclusively licensed to Technology Company or any other person or entity. Service Company hereby grants to Technology Company a perpetual, irrevocable, non-

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exclusive, worldwide, royalty-free, fully paid-up license (with a right to grant sublicenses) under Service Company’s right, title and interest in and to the Service Company IP solely to the extent necessary for Technology Company to utilize the Inventions and the other deliverables or results of Services for any purpose. The foregoing license may be sublicensed by Technology Company in connection with the transfer by Technology Company of the ownership of, or any rights in or to, the deliverables, results or Inventions to which the license relates.

4.3 Technology Company Technology. Technology Company hereby grants to Service Company a revocable, nonexclusive, non-transferable, worldwide, royalty-free, fully paid-up, worldwide license (with the right to grant sublicenses) for the term of this Agreement, under all materials, data, processes, documents, information, discoveries, inventions, know-how and the like and all patent, copyright and other intellectual property rights, in each case, owned or controlled by Technology Company solely as necessary to perform the Services.

4.4 No Other License Grant. Except as expressly set forth in this Agreement, nothing in this Agreement, nor the delivery of any information or materials to Service Company by Technology Company (or any third party acting on its behalf) in connection with Service Company’s performance of Services under this Agreement shall be deemed to grant to either party any right or license under any patents, patent applications, know-how, technology, inventions or other intellectual property of the other party. Notwithstanding anything in this Agreement to the contrary, Technology Company shall own all right, title and interest in and to all inventions, know-how, information and materials, and all related intellectual property rights, that arise from Technology Company’s use of Inventions and the other deliverables and results of Services.

4.5 Third Party Intellectual Property. Service Company will not knowingly utilize in the performance of Services under this Agreement or incorporate into any deliverable or materials or any other results of the Services provided to Technology Company any technology or materials covered by proprietary rights of a third party unless Service Company is freely permitted to utilize or incorporate such technology or materials and Technology Company is freely permitted to use such work, deliverable or materials or any other results of the Services without further compensation by Service Company or Technology Company to any third party.

4.6 Subcontractors and Use of Third Party Facilities. Service Company will ensure that its agreement with any permitted subcontractor includes the assignment of any and all Inventions to (1) Technology Company or (2) Service Company with the right of further transfer to Technology Company; provided, however, that Service Company may (A) grant customary carve outs relating to inventions that are conceived, created, developed or generated in connection with the performance of any subcontracted activities and are solely improvements to the subcontractor’s background intellectual property rights; or (B) enter into agreements with academic collaborators or non-profit institutions on customary terms (that at a minimum grant to Technology Company, or Service Company with the right of further transfer to Technology Company, (i) a non-exclusive license, and (ii) an exclusive option or exclusive license, in each case ((i) and (ii)) to all inventions conceived, created, developed or generated in connection with the performance of any subcontracted activities). Service Company will not make any use of any funds, space, personnel, facilities, equipment or other resources of a third party in performing Services, or take any other action, that would result in a third party owning or having a right in the results of Services or Inventions, unless agreed upon in writing in advance by Technology Company.

ARTICLE V

TERM

5.1 Term. This Agreement shall become effective on the date hereof and shall remain in force until Service Company, in its sole discretion, terminates the Agreement. The date that Service Company provides written notice of such termination to Technology Company, is referred to as the “Termination Date.”

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5.2 Termination of Obligations. Technology Company agrees and acknowledges that all obligations of Service Company to provide each Service to Technology Company shall immediately cease at the end of the day on the Termination Date.

5.3 Effects; Survival of Certain Obligations. In the event of termination of this Agreement in accordance with the terms hereof, this Agreement shall immediately become null and void and have no effect, and none of the parties shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Article III, Section 4.1, this Section 5.3, Article VI, and all other obligations of the parties specifically intended to be performed or survive after the termination of this Agreement shall survive any termination of this Agreement. All obligations of Technology Company and Service Company under this Agreement that arose prior to its termination and that have not been fully performed in accordance with the terms of this Agreement prior to such termination shall survive any such termination of this Agreement.

ARTICLE VI

MISCELLANEOUS

6.1 Notices. All notices, requests, demands, claims and other communications which are required or may be given under this Agreement will be in writing and will be deemed to have been duly given when received if personally delivered; the business day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); five business days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested. In each case notice will be sent to:

If to Service Company, to:

Cullinan Management, Inc.

One Main St., Suite 520

Cambridge, Massachusetts 02142

Attention:

If to Technology Company, to:

[Cullinan Asset Subsidiary].

One Main St., Suite 520

Cambridge, Massachusetts 02142

Attention:

or to such other place and with such other copies as each of Service Company or Technology Company may designate as to itself by written notice to the other (in accordance with this Section 6.1).

6.2 Entire Agreement. This Agreement, together with any schedules and exhibits hereto, Exhibits and the other agreements referred to therein, and any documents executed by the parties simultaneously herewith, pursuant thereto, or referenced herein, comprises the entire agreement of the parties, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the parties hereto, have been expressed herein, Exhibits and other agreements referred to therein and this Agreement, together with the Exhibits and the other agreements referred to therein, supersedes any prior understandings, negotiations, agreements or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof or thereof. Neither this Agreement nor any of the terms or provisions hereof is binding upon or enforceable against any party hereto unless and until the same is executed and delivered by all of the parties hereto.

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6.3 Relationship of Parties. Nothing in this Agreement is intended or should be construed to create a partnership, joint venture, or employer-employee relationship between Technology Company and Service Company or any of Service Company’s employees or agents.

6.4 Force Majeure. No party shall bear any responsibility or liability for any damages arising out of any delay, inability to perform or interruption of its performance of its obligations under this Agreement due to any acts or omissions of the other party hereto or for events beyond its reasonable control including, without limitation, acts of God, acts of governmental authorities, acts of terrorism, acts of a public enemy, acts of civil or military authority including governmental priorities, or due to war, riot, fire, flood, civil commotion, insurrection, lack of or shortage of electrical power, or any other cause beyond the reasonable control of such party.

6.5 Assignment. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, that a party may, without obtaining the prior written consent of the other party, assign any of its rights, or delegate any of its obligations under this Agreement to any Affiliate or in connection with the sale of all or substantially all of its assets to which this Agreement relates (whether by sale, merger, reorganization, consolidation or otherwise).

6.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

6.7 Interpretation. In this Agreement, except to the extent otherwise provided or that the context otherwise requires: (a) references made in this Agreement to an Section, Exhibit or Schedule are references to an Section, Exhibit, or Schedule of this Agreement; (b) all Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein; (c) the headings in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; (d) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (e) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (g) the following general rules apply: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders; (h) any Law defined or referred to herein or in any agreement or instrument that is referred to herein shall include any modification, amendment or re-enactment thereof, and any Law substituted therefore, in each case as of the time of inquiry, representation or covenant and all rules, regulations and statutory instruments issued or related to such Law; (i) any reference to a governmental authority shall be deemed also to refer to any successor thereto unless the context requires otherwise; (j) a reference to any agreement (including this Agreement), or contract is, unless otherwise specified, to the agreement, contract, statute or regulation as amended, modified, supplemented or replaced at the time of inquiry, representation or covenant; (k) no prior draft of this Agreement nor any course of performance or course of dealing will be used in the interpretation or construction of this Agreement; (l) although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision will be read separately,

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be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content); (m) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and (n) all references to monetary amounts in this Agreement refer to U.S. dollars.

6.8 Choice of Law. This Agreement (and any claim or controversy arising out of or relating to this Agreement) will be governed by the Law of the Commonwealth of Massachusetts without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdictions) that would cause application of the Laws of any jurisdiction other than the Commonwealth of Massachusetts.

6.9 Miscellaneous. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any of the parties hereto will bind, and inure to the benefit of, the successors (including any successor by merger, sale, reorganization, consolidation or division), heirs and permitted assigns of such party. This Agreement may be executed in two or more counterparts, each of which when executed will be deemed an original and all of which together will constitute one and the same instrument. The Parties agree that this Agreement will be legally binding upon the electronic transmission, including by facsimile or email, by each party of a signed signature page to this Agreement to the other party.

6.10 Waiver and Amendment. No provision of this Agreement may be waived or amended except in a written instrument signed by the party against whom enforcement of any such amendment or waiver is sought. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

CULLINAN MANAGEMENT, INC.

By:
Name:
Title:

[CULLINAN ASSET SUBSIDIARY]

By:
Name:
Title:

SERVICES AGREEMENT SIGNATURE PAGE

APPENDIX A: SERVICES

I.	CASH

Service Company shall collect all cash receipts and other working capital receipts for account of Technology Company and use such cash to fund payroll and A/P functions on behalf of Technology Company.

II.	A/P

Service Company shall maintain A/P management functions including record-keeping. Service Company shall administer Form 1099s, where necessary, for payments made by Service Company as part of Services. Service Company shall process A/P in accordance with its normal payment terms, generally thirty (30) days.

III.	RESEARCH AND DEVELOPMENT

Service Company shall perform, on behalf of Technology Company, support services related to Technology Company’s program related to [description of Cullinan Asset Subsidiary’s program] (the “Business”). For avoidance of doubt, and in consideration of the amounts paid under the Services Agreement, all services related to and associated with the Business performed by Service Company are for and on behalf of Technology Company.

IV.	ACCOUNTING SERVICES

Service Company shall maintain general accounting support with financial reporting in accordance with U.S. generally accepted accounting principles. Service Company shall maintain adequate accounting records for all Technology Company activity and will use commercially reasonable efforts to maintain Technology Company’s administrative and tax compliance.

V.	OTHER SERVICES

Service Company shall allow Technology Company to use without limitation receptionists, photocopiers, telephones, and office equipment, as necessary. Further, Technology Company shall permit Service Company to perform such other services and operations related to Technology Company’s business.

VI.	PRICING

A.	Services

Service Company employees will devote a portion of their time to performing Service Company’s obligations under the Agreement, such portion to be determined in the discretion of the Service Company. On a quarterly basis, Service Company shall provide Technology Company with an updated schedule setting forth such amounts, in substantially the form attached hereto as Exhibit A (the “Schedule”). As consideration for the Services, Technology Company shall reimburse Service Company for the portions of the salaries and benefits for the individuals employed by Service Company providing services pursuant to this Agreement as listed on the Schedule. Technology Company agrees to comply with the reimbursement for such salaries and benefits incurred in providing Services to Technology Company prior to the effective date of this Agreement, with such accrual beginning on [date of formation of Cullinan Asset Subsidiary], as set forth on the Schedule and to the extent requested by Services Company.

B.	Out-of-Pocket Expenses

Service Company shall invoice Technology Company for all reasonable direct expenses incurred or paid by Service Company, prior to or after the effective date of this Agreement, with such accrual beginning on [date of formation of Cullinan Asset Subsidiary], in the performance of the Services under the Agreement without any mark-up.